FILED # C16546-97
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                                                 JULY 12, 2001
                                                 IN THE OFFICE OF

                                                 /s/ DEAN HELLER
                                                 DEAN HELLER, SECRETARY OF STATE


                            CERTIFICATE OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                     DIGITAL VIDEO DISPLAY TECHNOLOGY CORP.


     The undersigned, being both the President and Secretary of Digital Video Display Technology Corp., hereby declares that the original Articles of the corporation were filed with the Secretary of State of the State of Nevada on August 1, 1997, and amended on January 27, 1999. Pursuant to the provisions of NRS 78.385-390, at a duly noticed and convened meeting of the Board of Directors and Shareholders of the corporation, by majority vote, the following amendment to the Articles of Incorporation of Digital Video Display Technology Corp. was duly adopted:

     ARTICLE I:  NAME: The name of the Corporation is Iconet, Inc.

     ARTICLE IV: AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the corporation shall be One Hundred Thousand Dollars ($100,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $.001 per share.

     The total number of shares of Common Stock of the Company issued and outstanding on July 9, 2001 were reverse split on the basis of 1 for 200, without affecting the 100,000,000 total authorized shares and retaining the par value of $.001 per share. As a result of the reverse split, any fractional share shall be rounded up to the next whole share.

     This amendment and the reverse stock split shall be effective on July 9, 2001.

     THE UNDERSIGNED, being the President and Secretary of Digital Video Display Technology Corp. hereby declares and certifies that the facts herein stated are true and, accordingly, has hereunto set his hand this 10th day of July, 2001.




                                        /s/ RANDY MILLER
                                        -----------------------------------
                                        Randy Miller, President & Secretary




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CITY OF TORONTO, CANADA:


     On this 10th day of July, 2001, before me, a Notary Public, personally appeared Randy Miller, personally known to me or proven to me, and who acknowledged to me, that he is the President and Secretary of Digital Video Display Technology Corp. and that he executed the above Certificate of Amendment to Articles of Incorporation, dated July 10, 2001.




                                               /s/
                                               ----------------
                                               Notary Public









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                                                   STATE OF NEVADA
                                                  Secretary of State
                                       I hereby certify that this is a true and complete copy of the document as filed in this office.

                                                     JULY 12, 2001



                                        /s/ DEAN HELLER
                                            Dean Heller

                                        By /s/
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